[Letterhead]


April 3, 2001

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I have read the disclosure of Form 8-K of Book Corporation of America, and I am in agreement with the statements contained therein so far as they relate to Schvaneveldt and Company. I have no basis to agree or disagree with other statements of the registrant contained therein.




/s/ Schvaneveldt & Company
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April 3, 2001